Exhibit 10.2

JONES LANG LASALLE INCORPORATED

200 EAST RANDOLPH DRIVE

CHICAGO, ILLINOIS 60601

November 27, 2012

Mr. Peter C. Roberts

200 East Randolph Drive

Chicago, Illinois 60601

Dear Peter:

This letter (Letter) reflects our agreement that you will assume the role of Chief Strategy Officer of Jones Lang LaSalle Incorporated (JLL Incorporated) effective January 1, 2013. In your new role, you will continue to report to the President and Chief Executive Officer of JLL Incorporated, you will remain an International Director and you will remain a member of its Global Executive Committee. Accordingly, your position as Chief Executive Officer of Jones Lang LaSalle Americas, Inc. (JLL Americas) will end as of the close of business on December 31, 2012.

By this Letter, you and JLL Incorporated (both for itself and on behalf of JLL Americas) agree as follows in order to (1) establish the principal responsibilities you will have in your new role and (2) confirm certain compensation and other terms of employment with respect to your new role and as an integral member of the senior management team.

We look forward to continuing our relationship with you as outlined in this Letter and are confident that in your new role you will continue to add significant value to our organization.

(1) Principal Responsibilities. Your principal responsibilities as Chief Strategy Officer will be to coordinate and promote the implementation of the “Strategy 2020” management initiative that JLL Incorporated has developed and to develop and evaluate strategies for business opportunities for JLL Incorporated. You agree to perform such additional duties as may be reasonably requested of you from time to time by the Chief Executive Officer of JLL Incorporated, provided that such duties are either (i) reasonably related to your principal responsibilities in your new role or (ii) reasonably related to the transition from your current role.

(2) Full-Time Employment; Continuation of Benefits. You will continue to be a full-time senior executive employee and you will continue to be eligible for the same benefits, administrative assistance and perquisites as you have had in your current role as Chief Executive Officer of JLL Americas and as may be consistent with those offered to our corporate officers generally from time to time.

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(3) Compensation and Expense Reimbursement. Your base salary for the 2013 calendar year will continue to be US$350,000 annually, paid semi-monthly in arrears through our regular payroll system. You will also be eligible for an annual cash performance incentive (an Annual Bonus) of up to US$1,100,000, payable no later than March 15, 2014, the final amount of which will be determined by the Chief Executive Officer of JLL Incorporated under our Individual Performance Management System (IPMP).

You will be reimbursed for all reasonable and documented out-of-pocket expenses associated with carrying out your responsibilities under this Letter (including any client entertainment and attendance at industry conferences and related events that is reasonably approved by the Chief Executive Officer of JLL Incorporated), consistent with our travel and entertainment policies.

(4) Term and Termination. Your initial term as Chief Strategy Officer shall be from January 1, 2013 through December 31, 2013 (the Term). Prior to the end of the Term, we and you will review the relationship for continuation of this role, or establishment of another role, in any case on mutually satisfactory terms in the discretion of each of you and the Chief Executive Officer of JLL Incorporated.

(5) Company Policies and Code of Business Ethics. You will remain subject to all of the provisions of (i) JLL Incorporated’s Code of Business Ethics, including without limitation the provisions thereof relating to the confidentiality of information, and (ii) all company policies and procedures insofar as they reasonably relate to your obligations under this Letter.

(6) Resignation From All JLL Americas Positions; Section 16 Reporting Officer Status. Effective December 31, 2012, by this Letter you will be deemed to have resigned from all officer and director positions you hold as of such date with JLL Americas or with any subsidiary of JLL Americas. As Chief Strategy Officer, you will not be a reporting officer under applicable federal securities rules.

(7) 2012 Annual Performance Incentive. You will receive a non-prorated annual cash performance incentive (an Annual Bonus) for 2012 when annual bonuses are paid to other senior executives but not later than March 15, 2013. This Annual Bonus will be in such amount as is determined consistent with company practice for senior executive bonuses for the 2012 fiscal year, which in your case will be without regard to your change in role under this Letter; provided, however, your gross 2012 Annual Bonus amount will be denominated and paid entirely in current cash (including any portion otherwise payable to senior executives in company equity or deferred cash). In no event will the gross amount of your 2012 Annual Bonus be less than the average of the 2012 Annual Bonuses (including, for the avoidance of doubt, any portion of such Annual Bonuses awarded as equity grants or deferred cash) paid to the Regional Chief Executive Officers of each of our EMEA and Asia-Pacific business segments (the EMEA and AP CEOs).

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(8) Confirmation of Terms in the Event of a Separation from Service. From the date of this Letter and through the last day of the Term, either you or we may terminate your employment upon 30 days prior written notice. Upon such termination of your employment for any reason, you will be eligible to receive the GEC severance provided by the Jones Lang LaSalle Severance Pay Plan, as in effect on the date of this Letter, in the amounts and otherwise described as follows:

o	A lump sum cash amount comprising the sum of:

▪	An amount equal to 54 weeks base pay ($363,462); and
▪	An amount equal to the actual 2012 fiscal year Annual Bonus (namely, the Annual Bonus paid in 2013); for avoidance of doubt, this amount is in addition to the actual the 2012 fiscal year Annual Bonus (paid in 2013 pursuant to paragraph 7 of this Letter) and the 2013 prorated Annual Bonus paid at termination (below).

o	The Annual Bonus payment for the 2013 fiscal year prorated, based on the number of days employed during the year through the last day of employment, and based on a $1,100,000 annual bonus amount prior to proration, paid within 30 days after the date of termination; provided, in the event that we terminate your employment due to your material willful failure to perform your obligations under Paragraph 5 above or the responsibilities of your new role as contemplated by this Letter, you will not be eligible to receive any portion of this Annual Bonus for 2013.

o	All outstanding unvested restricted stock units and deferred cash awards will continue to vest according to their original schedules. Any existing or future 12-month restriction on your sale of vested company shares will expire on your employment termination.

o	You will remain vested in the four units previously granted to you under the International Director Co-Investment Long-Term Incentive Plan, meaning that you will receive any additional payments in respect of those units as and when payments are made to other participating employees generally.

o	To the extent you previously purchased an interest in the Directors Personal Co-Investment Program or any investments offered by Spaulding & Slye Investments, you will continue to be vested in such purchases and will receive the same payments as may be made to other investors generally.
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o	If your employment extends beyond the Term upon mutually satisfactory terms to be negotiated, the above provisions of this Paragraph 8 will apply, except that the elements under the first bulleted paragraph above will be based on your then current compensation (for the avoidance of doubt, in such circumstances, for purposes of calculating the lump sum Annual Bonus, the then current Annual Bonus target amount will be used).

o	Unless you have breached the non-competition provisions set forth in the separation and release agreement described below, then within 30 days after the end of the compliance period thereunder, we will pay you a lump sum cash amount equal to the payment or, to the extent of any deferred payment, the amount awarded, to each of the other EMEA and AP CEOs in 2013 under the operation of the GEC 2010-2014 Long-Term Incentive Compensation Program for the 2012 calendar year.

In order to receive separation payments under the Jones Lang LaSalle Severance Pay Plan, you will execute our standard separation and release agreement substantially in the form provided to you separately.

(9) Miscellaneous Provisions; Governing Law. This Letter constitutes the entire agreement between you and JLL Incorporated regarding the above matters and supersedes all other communications, whether written or verbal. This Letter may be amended only in writing by each of the parties hereto. A waiver of any provision by you or us shall not constitute a waiver of any succeeding breach of the same provision or a waiver of any other provision. Every part of this Letter is severable from the others so that if one part is held to be void or unenforceable, the remaining parts shall remain in full force and effect. This Letter shall be binding on, and inure to the benefit of, the heirs (respecting you) and successors of the parties hereto, provided that you may not assign this Letter or any aspect of it to any other person or entity without our prior written consent.

This Letter shall be governed by the laws of the State of Illinois.

(10) Section 409A. The intent of the parties is that payments and benefits under this Letter either comply with Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and other official guidance thereunder (Section 409A), or be exempt from the application of Section 409A and, accordingly, to the maximum extent permitted, this Letter shall be interpreted to be in compliance therewith. To the extent that any provision hereof is modified in order to comply with Section 409A, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to JLL Incorporated and you of the applicable provision without violating the provisions of Section 409A. Payments due upon your separation from service (as defined under Section 409A) shall be subject to delay pursuant to Section 409A(a)(2)(B)(i) to the extent applicable.

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We trust these arrangements meet with your approval. Please indicate your concurrence with the terms of this Letter by countersigning a copy and returning it to us, at which point it will become effective as of the date first written above.

Sincerely,

JONES LANG LASALLE INCORPORATED

By	/s/ Colin Dyer
Its	Chief Executive Officer and President

Agreed and Accepted by:

/s/ Peter C. Roberts
Peter C. Roberts

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